Consent of Independent Registered Public Accounting Firm

The Board of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account IV:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York dated March 12, 2012 and on the financial statements of the JNLNY Separate Account IV dated March 1, 2012, as well as to the reference to our firm as "Experts" all incorporated herein by reference in the Post-Effective Amendment to Form N-6 of JNLNY Separate Account IV.

KPMG LLP

Chicago, IL
August 24, 2012